                                 SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant                     [x]
Filed by a party other than the registrant  [_]

Check the appropriate box:

[_]  Preliminary proxy statement.    [_]  Confidential, for use of the
                                          Commission only (as permitted by Rule
                                          14a-6(e)(2))
[_]  Definitive proxy statement.
[_]  Definitive additional materials.
[x]  Soliciting material under Rule 14a-12.

                          ARGOSY EDUCATION GROUP, INC.
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     [_]  Fee paid previously with preliminary materials.

     [_]  Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

Argosy Education Group, Inc. and Education Management Corporation issued the attached joint press release on July 9, 2001. Argosy stockholders are strongly urged to read the proxy statement that will be filed with the Securities and Exchange Commission (SEC) by Argosy in connection with the merger described in the attached press release. The proxy statement will contain important information, such as the identities of the participants in the solicitation of proxies from Argosy stockholders and a description of the interests of such participants. Stockholders will be able to obtain a free copy of the proxy statement and any amendments and other relevant documents filed with the SEC at its website, www.sec.gov. In addition, Argosy will mail the proxy statement to each stockholder of record on the record date to be established for the stockholders meeting.

Media Contacts:

For Argosy                              For EDMC
----------                              --------
Susan Carusoe                           Jeffrey Durosko
Director of Public Relations            Vice President, Public Relations
312-899-9900                            412-562-0900

Investor Contacts:

For Argosy                              For EDMC
----------                              --------
Charles Gradowski                       Robert McDowell
Chief Financial Officer                 Exec. Vice President/Chief Financial
312-899-9900                            Officer
                                        412-562-0900

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


    EDUCATION MANAGEMENT CORPORATION AND ARGOSY EDUCATION GROUP SIGN MERGER
    -----------------------------------------------------------------------
                                   AGREEMENT
                                   ---------


Pittsburgh, PA and Chicago, IL, July 9, 2001 -- Education Management Corporation (Nasdaq: EDMC), a leading provider of private postsecondary education, and Argosy Education Group, Inc. (Nasdaq: ARGY), a leader in postgraduate professional education, today announced that they have signed a merger agreement under which EDMC will acquire all of the shares of Argosy for $12.00 cash per share. There are approximately 6.5 million Argosy shares outstanding.

Robert B. Knutson, Chairman and Chief Executive Officer of EDMC, said, "This merger will join two education systems which share a common culture of academic excellence through education programs that have practical professional applications at the undergraduate, graduate and postgraduate levels.

"EDMC's system of Art Institutes provides us with excellent growth opportunities. The addition of Argosy's system will broaden our presence in the higher education market and give us a platform for entering new fields. We expect to build on this foundation and continue to expand our operating margins."

Dr. Michael C. Markovitz, Chairman of Argosy, said, "With Argosy's management talents complementing EDMC's proven expertise, we will have the right team in place to successfully capitalize on the strong growth opportunities of the combined organization. Our plans include expanding Argosy's programs among our campus locations and adding a new location in Dallas, Texas."

The transaction is expected to close by the end of this calendar year and is subject to customary conditions, including regulatory approvals, and the approval of Argosy's shareholders. Dr. Markovitz owns approximately 75 percent of the outstanding common stock and has agreed to vote his shares in favor of the merger.

Dr. Markovitz will become an executive officer of EDMC upon completion of the merger. He will also serve as a member of EDMC's executive committee and will continue to serve as Chairman of Argosy University's board of directors.

EDMC expects to meet analysts' consensus estimates for its fiscal years ending June 30, 2001 and June 30, 2002. The acquisition is projected to be accretive to consolidated earnings per share in fiscal 2003.

EDMC currently operates 22 Art Institutes and two other education institutions, with enrollment in the fall of 2000 of 28,000 students, offering bachelor's and associate's degree programs and non-degree programs in the areas of design, media arts, fashion and culinary arts.

Argosy recently announced the approval of North Central Association of Colleges and Schools to combine its three largest school groups -- the American School of Professional Psychology, the University of Sarasota and the Medical Institute of Minnesota -- to create Argosy University, a new national university. Argosy University will have 14 campuses nationwide offering, variously, doctoral, master's, bachelor's and associate's degrees in education, psychology, business, and health care fields. Argosy also owns Western State University and John Marshall law schools, Prime Tech Institute in Toronto, Canada, and a professional services division, which offers licensure preparation courses for the mental health professions and continuing education for the periodic re-certification of K-12 teachers. Total enrollment of Argosy schools as of fall 2000 was more than 5,000 students.

JPMorgan H&Q, a division of J.P. Morgan Securities Inc., acted as financial advisor to Argosy and provided a fairness opinion to Argosy's board of directors in connection with this transaction.

A live webcast of the conference call will be broadcast on EDMC's web site at www.edumgt.com. To access the webcast, click on the live webcast link located on the home page. The webcast of the conference call also will be available for replay approximately one hour after the call.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Companies' Securities and Exchange Commission filings.

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